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                                                                    EXHIBIT 99.1



CONTACT:  Annette Keller (949) 455-2298                     Not For Release
                                                            ---------------
          Toshiba America Electronic Components, Inc.       Until May 9, 2000
                                                            -----------------
          Annette Keller@taec.toshiba.com
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          Bob Goligoski (408) 542-0463
          SanDisk Corporation
          bgoligoski@sandisk.com
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A.

                 TOSHIBA AND SANDISK SIGN AGREEMENT TO INVEST
              $700 MILLION IN  FAB PLANT TO PRODUCE FLASH MEMORY

                  New Company - FlashVision LLC - Is Created;
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                    600 Workers To Be Hired At Virginia Fab
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     MANASSAS, VA, May 9, 2000 - Toshiba Corporation and SanDisk Corporation
(NASDAQ:SNDK) today signed an agreement to create a new semiconductor company - FlashVision LLC - to produce advanced flash memory, utilizing fabrication space at Dominion Semiconductor in Manassas, VA. Toshiba and SanDisk will each get 50 percent of Dominion's flash memory production and will separately market and sell their share of the output of the joint venture production to their respective customers. The NAND memory wafers will primarily be used to manufacture flash memory cards for use in digital cameras, digital music players and future generations of cell phones. By 2002, the flash memory production capacity of the joint venture is projected to be able to support more than $1 billion in annual sales.

     The agreement was announced today at a news conference in Manassas attended by Virginia Governor James S. Gilmore III, state and local officials and business leaders and representatives from Toshiba, SanDisk and Dominion Semiconductor.

     Yasuo Morimoto, president and CEO, Toshiba Corporation Semiconductor Company, welcomed the new joint venture and said, "FlashVision will bring together Toshiba's advanced semiconductor process technologies and SanDisk's original multilevel cell technology. The company will build on the excellent potential of NAND flash to produce cost-effective, next generation devices and can look forward to a very bright future."

     Eli Harari, president and CEO of SanDisk, said, "It is an honor and a pleasure for SanDisk Corporation to participate today with Toshiba Corporation in the launching of this exciting FlashVision joint venture. In the short time we have worked with the Dominion manufacturing team, we are impressed with their high professionalism, dedication, warm hospitality and passionate desire to help us launch FlashVision right here at Dominion Manassas. The markets for the flash memory that will be manufactured at Dominion are projected to grow rapidly in the coming decade. SanDisk, Toshiba, the state of Virginia and the local government at Manassas are committed to work together with the Dominion team to make FlashVision a commercial success. I am confident that FlashVision will produce the most advanced and most competitive flash storage products in the world, thereby creating an engine of growth and prosperity for all participants."
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     Under the strategic joint venture, Toshiba and SanDisk plan to spend approximately $700 million to equip existing fabrication space at Dominion. The investment costs and ownership of FlashVision will be shared equally by both companies. Dominion expects to hire an additional 600 workers for production for FlashVision with volume production of NAND flash memories expected to start in the second half of 2001 and achieve high volume mass production in 2002.

     In addition to the joint venture company, Toshiba and SanDisk will work together to develop 512 megabit (Mbit), 1 gigabit (Gbit) and 2 Gbit flash memories -- along with future generations of flash memories -- employing 0.16 and 0.13 micron process technologies. The flash memory devices will utilize SanDisk's proprietary multilevel cell (MLC) flash technology. In addition, the companies will develop advanced controllers including Secure Digital (SD) Memory Card controllers. The agreement is expected to close no later than June 30, 2000, pending satisfactory completion of due diligence by SanDisk and Toshiba.

     Toshiba Corporation is a leader in information and communications systems, electronic components, consumer products, and power systems. The company's integration of these wide-ranging capabilities assures its position as a leading company in semiconductor, LCD and other electronic devices. Toshiba has 198,000 employees worldwide and annual sales of over $50 (US) billion. Visit Toshiba's website at http://www.toshiba.co.jp
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     SanDisk Corporation, the world's largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA. Visit SanDisk's website at http://www.sandisk.com.
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     The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties including but not limited to the venture's ability to successfully produce wafers in commercial quantity, market demand and those factors described under the caption "Factors That May Affect Future Results" in the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release.

All trade names are either registered trademarks or trademarks of their respective holders.